Exhibit 99.2


WISCONSIN RAPIDS, Wis., Jan. 3/PRNewswire/ -- Advantage
Learning Systems, Inc. (Nasdaq: ALSI - News), a leading provider of learning information systems to the K-12 school market, today announced that its Board of Directors has authorized the repurchase of up to 1,000,000 shares of the Company's common stock. Stock repurchases may be implemented through a variety of methods, including open market purchases, black transactions, privately negotiated transactions, accelerated share repurchase programs, or other similar facilities. Such purchases may be made from time to time and may be discontinued at any time. No time limit was placed on the duration of the repurchase program.

"The stock buyback authorization is a clear indication of the Board's confidence in the company's prospects," said Michael Baum, Chief Executive Officer of Advantage
Learning. "We believe the long-term fundamentals of our business are strong and that buying back stock is a prudent investment of the company's cash resources."

Repurchased shares will be used for stock-based employee benefit plans and for other general corporate purposes. The amount and timing of any share repurchases will be based on management's ongoing assessment of the Company's capital structure, liquidity, general market conditions and other corporate considerations.

Advantage Learning Systems provides more than 47,600 K-12 schools with computerized learning information systems: software and related training designed to improve academic performance by increasing the quality, quantity, and timeliness of information in the classroom. Advantage Learning Systems' software products include Accelerated Readerr, the most widely-used reading software in K-12 schools; STAR Reading(TM), the first computer-adaptive nationally-normed reading test for classroom use; Accelerated Math(TM) and STAR Math(TM) math products similar in function to Accelerated Reader and STAR Reading; and Perfect Copy(TM) writing skills software. The Company has trained about 200,000 educators through its Reading Renaissancer and Math
Renaissancer professional development programs;
provides test-generation software to educational publishers, and sells enterprise software for organization-wide training and knowledge management.
The Company also has subsidiaries in Canada, India, Australia, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding possible future stock repurchases. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K and as may be described from time to time in the Company's other SEC filings.